***************************************************

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 23, 2003

Commission File Number: 1-9759

IMC Global Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-3492467 (I.R.S. Employer Identification No.)
100 South Saunders Road Lake Forest, Illinois 60045 (847) 739-1200

(Address and telephone number, including area code, of Registrant's principal executive offices)

***************************************************

Item 5.    Other Events and Regulation FD Disclosure

On June 23, 2003, the Company announced that it had commenced offers to purchase a portion of its 6.55% notes due 2005 and 7.625% notes due 2005.  The Company currently intends to fund the purchase of the notes through the issuance and sale of senior notes in an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the Securities Act), and, if necessary, with other available funds, possibly including a portion of the net proceeds from the offering of the preferred stock referred to below.

On June 24, 2003, the Company announced that it priced a $125 million offering of its Mandatory Convertible Preferred Shares (2.5 million shares with a liquidation preference $50 per share).  The Company also granted the underwriters an over-allotment option to purchase up to an additional 250,000 preferred shares.  The Mandatory Convertible Preferred Shares have an annual dividend yield of 7.5 percent, a 22 percent conversion premium (for an equivalent conversion price of $7.76 per common share) over the closing price of the common stock on June 24, 2003 and will mandatorily convert into IMC Global Inc. common stock on July 1, 2006.  The net proceeds of the offering were approximately $133 million (including exercise of the over-allotment option).  Proceeds from the offering are being used for general corporate purposes, which may include funding working capital and possible debt reduction.

All statements, other than statements of historical fact, contained in this Current Report on Form 8-K constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are based on current expectations; actual results may differ materially.  Such forward-looking statements include statements regarding the anticipated completion of the tender offers for outstanding 2005 bonds and proposed new debt financing.  These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.  Such risks and uncertainties include those set forth in the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002 filed pursuant to the Exchange Act and other risk factors reported from time to time in the Company's reports under the Exchange Act.

*****************************

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMC Global Inc.
J. Reid Porter J. Reid Porter Executive Vice President and Chief Financial Officer (on behalf of the Registrant)

Date:  July 8, 2003